May 12, 1999










                       STOCK PURCHASE AGREEMENT


                                AMONG


                            HADRON, INC.,

                      AVENUE TECHNOLOGIES, INC.

                                 AND

                          SIX NATIONS, INC.





                           McLean, Virginia

                          TABLE OF CONTENTS

ARTICLE I DEFINITIONS. . . . . . . . . . . . . . . . . . . . .       1
 1.1   Definitions . . . . . . . . . . . . . . . . . . . . . . . . . 1
ARTICLE II PURCHASE AND SALE OF SHARES . . . . . . . . . . . . .     3
 2.1   Purchase and Sale of  Shares. . . . . . . . . . . . . . . . . 3
 2.2   Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . 4
 2.3   Payment Terms.. . . . . . . . . . . . . . . . . . . . . . . . 4
 2.4   Form of Payment.. . . . . . . . . . . . . . . . . . . . . . . 4
 2.5   Option Price. . . . . . . . . . . . . . . . . . . . . . . . . 4
 2.6   The Closing.. . . . . . . . . . . . . . . . . . . . . . . . . 4
ARTICLE III RELATED AGREEMENTS . . . . . . . . . . . . . . . . .     5
 3.1   Related Agreements. . . . . . . . . . . . . . . . . . . . . . 5
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
SELLER 5
 4.1   Organization of Seller. . . . . . . . . . . . . . . . . . . . 5
 4.2   Authority Relative to this Agreement. . . . . . . . . . . . . 5
 4.3   Qualification of the Company. . . . . . . . . . . . . . . . . 5
 4.4   Capitalization of the Company; Validity of Shares.. . . . . . 6
 4.5   No Violation. . . . . . . . . . . . . . . . . . . . . . . . . 6
 4.6   Consents and Approvals. . . . . . . . . . . . . . . . . . . . 7
 4.7   Compliance with Laws. . . . . . . . . . . . . . . . . . . . . 7
 4.8   Licenses and Permits. . . . . . . . . . . . . . . . . . . . . 7
 4.9   Environmental Matters.. . . . . . . . . . . . . . . . . . . . 7
 4.10  Financial Statements. . . . . . . . . . . . . . . . . . . . . 8
 4.11  Absence of Change.. . . . . . . . . . . . . . . . . . . . . . 8
 4.12  Undisclosed Liabilities.. . . . . . . . . . . . . . . . . . . 9
 4.13  Current Information.. . . . . . . . . . . . . . . . . . . . . 9
 4.14  Tax Matters.. . . . . . . . . . . . . . . . . . . . . . . . . 9
 4.15  Labor and Employment Matters. . . . . . . . . . . . . . . . .10
 4.16  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . .10
 4.17  Title to Properties.. . . . . . . . . . . . . . . . . . . . .10
 4.18  Leases. . . . . . . . . . . . . . . . . . . . . . . . . . . .10
 4.19  Material Contracts. . . . . . . . . . . . . . . . . . . . . .10
 4.20  Intellectual Property.. . . . . . . . . . . . . . . . . . . .11
 4.21  Accounts Receivable.. . . . . . . . . . . . . . . . . . . . .12
 4.22  Year 2000.. . . . . . . . . . . . . . . . . . . . . . . . . .12
 4.23  Maintenance of Tangible Personal Property.. . . . . . . . . .12
 4.24  Insurance.. . . . . . . . . . . . . . . . . . . . . . . . . .12
 4.25  Employee Benefit Plans. . . . . . . . . . . . . . . . . . . .12
 4.26  Insider Interests.. . . . . . . . . . . . . . . . . . . . . .13
 4.27  Certain Practices.. . . . . . . . . . . . . . . . . . . . . .14
 4.28  Work in Progress. . . . . . . . . . . . . . . . . . . . . . .14
 4.29  Full Disclosure.. . . . . . . . . . . . . . . . . . . . . . .14
 4.30  Finders.. . . . . . . . . . . . . . . . . . . . . . . . . . .14
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER. . . . . . .      14
 5.1   Organization; Authority Relative to this Agreement. . . . . .14
 5.2   No Conflict.. . . . . . . . . . . . . . . . . . . . . . . . .15
 5.3   Consents and Approvals. . . . . . . . . . . . . . . . . . . .15
 5.4   Litigation. . . . . . . . . . . . . . . . . . . . . . . . . .15
 5.5   Finders.. . . . . . . . . . . . . . . . . . . . . . . . . . .15
 5.6   Buyer's Intentions. . . . . . . . . . . . . . . . . . . . . .15

ARTICLE VI ADDITIONAL COVENANTS. . . . . . . . . . . . . . . .      15
 6.1   Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . .15
 6.2   Public Announcements. . . . . . . . . . . . . . . . . . . . .16
 6.3   Further Assurances. . . . . . . . . . . . . . . . . . . . . .16
 6.4   Board of Directors. . . . . . . . . . . . . . . . . . . . . .16
 6.5   F&M Bank. . . . . . . . . . . . . . . . . . . . . . . . . . .16
ARTICLE VII EMPLOYEES AND EMPLOYEE MATTERS . . . . . . . . . .      16
 7.1   Company Employees.. . . . . . . . . . . . . . . . . . . . . .16
ARTICLE VIII CONDITIONS TO OBLIGATIONS OF BUYER. . . . . . . .      16
 8.1   Representations and Warranties. . . . . . . . . . . . . . . .16
 8.2   Performance of this Agreement.. . . . . . . . . . . . . . . .17
 8.3   Corporate Authorization.. . . . . . . . . . . . . . . . . . .17
 8.4   Consents and Approvals. . . . . . . . . . . . . . . . . . . .17
 8.5   Injunction, Litigation, etc.. . . . . . . . . . . . . . . . .17
 8.6   Legislation.. . . . . . . . . . . . . . . . . . . . . . . . .17
 8.7   Estoppel Certificates, etc. . . . . . . . . . . . . . . . . .17
 8.8   Resignation.. . . . . . . . . . . . . . . . . . . . . . . . .17
 8.9   Opinion of Counsel for Seller.. . . . . . . . . . . . . . . .17
 8.10  Related Agreements. . . . . . . . . . . . . . . . . . . . . .17
ARTICLE IX CONDITIONS TO OBLIGATIONS OF SELLER AND COMPANY . .      18
 9.1   Representations and Warranties. . . . . . . . . . . . . . . .18
 9.2   Performance of this Agreement.. . . . . . . . . . . . . . . .18
 9.3   Corporate Authorization.. . . . . . . . . . . . . . . . . . .18
 9.4   Injunction, Litigation, etc.. . . . . . . . . . . . . . . . .18
 9.5   Legislation.. . . . . . . . . . . . . . . . . . . . . . . . .18
 9.6   Opinion of Counsel for Buyer. . . . . . . . . . . . . . . . .18
ARTICLE X CLOSING. . . . . . . . . . . . . . . . . . . . . . .      19
 10.1  Time and Place of Closing.. . . . . . . . . . . . . . . . . .19
 10.2  Deliveries by Seller. . . . . . . . . . . . . . . . . . . . .19
 10.3  Deliveries by Buyer.. . . . . . . . . . . . . . . . . . . . .19
 10.4  Deliveries by Company.. . . . . . . . . . . . . . . . . . . .19
ARTICLE XI INDEMNIFICATION . . . . . . . . . . . . . . . . . .      20
 11.1  Indemnification by Seller.. . . . . . . . . . . . . . . . . .20
 11.2  Indemnification by Buyer. . . . . . . . . . . . . . . . . . .20
 11.3  Seller's Obligations for Third Party Claims.. . . . . . . . .20
 11.4  Buyer's Obligations for Third Party Claims. . . . . . . . . .21
 11.5  Limitations on Indemnification. . . . . . . . . . . . . . . .22
 11.6  Survival; Investigation.. . . . . . . . . . . . . . . . . . .23
ARTICLE XII GENERAL PROVISIONS . . . . . . . . . . . . . . . .      23
 12.1  Notices.. . . . . . . . . . . . . . . . . . . . . . . . . . .23
 12.2  Governing Law.. . . . . . . . . . . . . . . . . . . . . . . .25
 12.3  Schedules.. . . . . . . . . . . . . . . . . . . . . . . . . .25
 12.4  Headings. . . . . . . . . . . . . . . . . . . . . . . . . . .25
 12.5  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . .25
 12.6  Miscellaneous.. . . . . . . . . . . . . . . . . . . . . . . .25

                               EXHIBITS

EXHIBIT A - Short-term Notes . . . . . . . . . . . . . . . . .      27
EXHIBIT B - Convertible Notes. . . . . . . . . . . . . . . . .      28
EXHIBIT C - Summary Class A Shareholders With More Than 10,000 Share
of Class A Stock . . . . . . . . . . . . . . . . . . . . . . .      29
EXHIBIT D - Summary Class A Shareholders With 10,000 or Fewer Shares
of Class A Stock . . . . . . . . . . . . . . . . . . . . . . .      32
EXHIBIT E - Option Ownership Summary for Purchase of Class A Shares
of Common Stock. . . . . . . . . . . . . . . . . . . . . . . .      34
EXHIBIT F - Certificate of Incorporation & Bylaws. . . . . . .      36
SCHEDULE 3.1 - Key Employees . . . . . . . . . . . . . . . . .      37
SCHEDULE 3.1A  . . . . . . . . . . . . . . . . . . . . . . . .      38
SCHEDULE 4.8 - Licenses and Permits. . . . . . . . . . . . . .      39

                              SCHEDULES

SCHEDULE 4.18 - Leases . . . . . . . . . . . . . . . . . . . .      40
SCHEDULE 4.19 - Material Contracts . . . . . . . . . . . . . .      41
SCHEDULE 4.20 - Intellectual Property. . . . . . . . . . . . .      42
SCHEDULE 4.24 - Insurance. . . . . . . . . . . . . . . . . . .      43
SCHEDULE 4.25 - Employee Benefits. . . . . . . . . . . . . . .      44
SCHEDULE 4.26 - Insider Interests. . . . . . . . . . . . . . .      45
SCHEDULE 4.28 - Contracts in Progress. . . . . . . . . . . . .      46
SCHEDULE 8.9 -   Opinion of Counsel for Seller . . . . . . . .      47
SCHEDULE 8.10 - Form of Other Purchase Agreements. . . . . . .      48
SCHEDULE 9.6 -   Opinion of Counsel for Buyer. . . . . . . . .      49

                       STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT ("Agreement"), dated as of the 30th day of April, 1999, is made among SIX NATIONS, INC. ("Seller") a stockholder of AVENUE TECHNOLOGIES, INC., HADRON, INC., a corporation organized under the laws of the State of New York ("Buyer") and AVENUE TECHNOLOGIES, INC. ("Company"), a corporation organized under the laws of the Commonwealth of Virginia.

                             INTRODUCTION

     A. The equity of the Company consists of class A shares of common stock ("Class A Shares"), class B shares of common stock ("Class B Shares") and options to purchase Class A Shares ("Options"). All of the Class A Shares and the Class B Shares shall collectively be referred to as the "Shares").

     B. Seller owns two hundred fifty four thousand six hundred twenty nine (254,629) Class A Shares and five hundred thousand (500,000) Class B Shares. The Class A Shares and Class B Shares owned by Seller are collectively referred to herein as "Seller's Shares".

     The Buyer is entering into separate stock purchase agreements (the "Other Purchase Agreements"), each dated as of the date hereof, between or among the Buyer and the other holders of Shares ("Other Sellers") pursuant to which the Buyer is agreeing to purchase from the Other Sellers, and the Other
Sellers are agreeing to sell to the Buyer, the Shares owned by the Other Sellers (the "Other Sellers' Shares");

     Seller and Company desire to sell and Buyer desires to purchase the Seller's Shares on the terms and for the consideration hereinafter set forth.

     NOW THEREFORE, in consideration of the foregoing and the representations, warranties and agreements herein contained, the parties agree as follows:

                              ARTICLE I

                             DEFINITIONS

     1.1  DEFINITIONS .
THE FOLLOWING TERMS, AS USED HEREIN, HAVE THE FOLLOWING MEANINGS:

     "Class A Shares" has the meaning set forth in paragraph A of the Introduction.

     "Class B Shares" has the meaning set forth in paragraph A of the Introduction.

     "Closing" has the meaning set forth in Section 2.5.

     "Closing Date" has the meaning set forth in Section 10.1.

     "Company" means Avenue Technologies, Inc.

     "Company Employees" has the meaning set forth in
Section 7.1.

     "Company Financial Statements" has the meaning set forth in
Section 4.10.

     "Convertible Notes" has the meaning set forth in Section
2.3.

     "Disclosure Schedules" has the meaning set forth in Article
IV.

     "Encumbrances" means liens, mortgages, charges, security interests, pledges, adverse claims, and other defects in title generally considered to be encumbrances. When referring to the shares of stock of the Company, Encumbrances also means any preemptive rights, rights of first refusal or restriction of any kind.

     "Environmental Permits" has the meaning set forth in
Section 4.9(a).

     "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

     "Governmental Authority" means any United States federal, state or local or any foreign or tribal government, governmental regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

     "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

     "Intellectual Property" has the meaning set forth in
Section 4.20.

     "Internal Revenue Code" means the Internal Revenue Code of
1986, as amended.

     "Leases" has the meaning set forth in Section 4.18.

     "Legal Action" has the meaning set forth in Subsection 11.3(ii).

     "Licenses and Permits" has the meaning set forth in
Section 4.8.

     "Loan" has the meaning set forth in Section 6.5.

     "Material Contracts" has the meaning set forth in
Section 4.19.

     "Options" has the meaning set forth in paragraph A of the Introduction.

     "Option Holders" means those individuals or entities owning options to purchase Class A Shares.

     "Option Termination Agreements" means the agreements with all of the Option Holders in the form of Schedule 3.1A.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Pension Plans" has the meaning set forth in
Section 4.25(a).

     "Person" means an individual, a corporation, a partnership, an association, a labor union, a trust or any other entity or organization, including a government, a governmental body, a political subdivision or an agency of instrumentality thereof.

     "Purchase Price" has the meaning set forth in Section 2.2.

     "Related Agreements" means the agreements identified in
Section 3.1

     "Shares" has the meaning set forth in the paragraph A of the Introduction.

     "Short-term Notes" has the meaning set forth in Section 2.3.

     "Stock Option Plan" means the stock option plan of the Company effective February 24, 1997 under which certain employees were entitled to receive shares of stock in the Company.

     "Subsidiary" with respect to any party to this Agreement, means any corporation or other business entity, whether or not incorporated, of which at least 50% of the securities or interests having, by their terms, ordinary voting power to elect members of the Board of Directors, or other persons performing similar functions with respect to such entity, is held directly or indirectly by such party.

     "Survival Date" has the meaning set forth in Section 11.4.

     "to the knowledge of Seller/Company" means to the knowledge of either the Company or the Seller.

     "Welfare Plans" has the meaning set forth in Section
4.25(a).

                              ARTICLE II

                     PURCHASE AND SALE OF SHARES

     2.1  PURCHASE AND SALE OF  SHARES.
Upon the terms and conditions of this Agreement and the Other Purchase Agreements, at the Closing, Seller and Other Sellers shall sell to Buyer and Buyer shall purchase from Seller and Other Sellers the Shares for the Purchase Price specified in
Section 2.2.

     2.2  PURCHASE PRICE.
The purchase price for all the Shares ("Purchase Price") is two million five hundred two thousand five hundred seventy six
dollars ($2,502,576), payable as set forth in Section 2.4.   The
purchase price for the Seller's Shares shall be two million five hundred two thousand five hundred seventy six dollars ($2,502,576) less the amounts paid to the Other Sellers for the Other Sellers' Shares pursuant to Section 2.4.

     2.3  PAYMENT TERMS.
The Purchase Price for all of the Shares shall be paid by using a combination of cash, Short-term Notes and Convertible Notes as described herein. Short-term Notes shall be due and payable ninety (90) days from the date of issuance and pay interest at the prime rate as published on the date of issuance in the Wall Street Journal. Short-term Notes shall be in the form of and have the rights specified in attached Exhibit A. Convertible Notes shall be due and payable three (3) years from the date of issuance, shall be convertible into shares of common stock of Hadron, Inc. at a price of two dollars and twenty five cents ($2.25) per share and shall pay interest on a quarterly basis at the rate of six percent (6.0%) per annum. Convertible Notes shall be in the form of and have the conversion and other rights specified in Exhibit B attached hereto.

     2.4  FORM OF PAYMENT.
The Seller and Other Sellers shall have the right to receive payment for their Shares based on the following:

          (i) Each owner of Class A Shares (including the Seller) owning more than ten thousand (10,000) shares of Class A Shares shall receive payment for his or her Class A Shares calculated as follows: (a) for the first fifty percent (50%) of the shareholder's Class A Shares, two dollars ($2.00) per share payable in Short-term Notes; and (b) for the remaining fifty percent (50%) of his or her Class A Shares, two dollars ($2.00) per share payable in Convertible Notes, as specified in Exhibit C;

          (ii) Each owner of Class A Shares owning ten thousand
(10,000) or fewer shares of Class A Shares shall receive as payment for his or her Class A Shares, two dollars ($2.00) per share payable in cash in as specified on Exhibit D;

          (iii) The Seller shall receive one million dollars ($1,000,000) as payment for its Class B Shares calculated as follows: (a) for the first three hundred seventy thousand shares (370,000), two dollars ($2.00) per share payable in Short-term Notes; and (b) for the remaining one hundred thirty thousand shares (130,000), two dollars ($2.00) per share payable in Convertible Notes;

     2.5  OPTION PRICE.
Each owner of Options shall receive as payment for his or her Options, one dollar and sixty cents ($1.60) per share granted in such Option payable in cash, by the Company at the time of Closing as specified in Exhibit E. The Company agrees to waive its right to receive the exercise price from each Option Holder for exercising each Option.

     2.6  THE CLOSING.
SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, THE SALE
AND PURCHASE OF THE SHARES SHALL TAKE PLACE AT A CLOSING (THE
"CLOSING"), PURSUANT TO SECTION 10.1.

                             ARTICLE III

                          RELATED AGREEMENTS

     3.1  RELATED AGREEMENTS.
AS A CONDITION OF CLOSING UNDER THIS AGREEMENT, THE BUYER SHALL ENTER INTO OTHER PURCHASE AGREEMENTS FOR THE PURCHASE OF ALL OF THE OUTSTANDING CAPITAL STOCK OF THE COMPANY OTHER THAN THE SELLER'S SHARES AND THE COMPANY SHALL HAVE ENTERED INTO OPTION TERMINATION AGREEMENTS IN THE FORM OF SCHEDULE 3.1A WITH ALL OF THE OPTION HOLDERS. ADDITIONALLY, THE COMPANY SHALL HAVE ENTERED INTO EMPLOYMENT AGREEMENTS AND NON-COMPETE AGREEMENTS WITH THE KEY EMPLOYEES IDENTIFIED ON SCHEDULE 3.1 THAT WILL BE EFFECTIVE AS OF MAY 1, 1999, AND ARE CONTINGENT UPON CLOSING HEREUNDER.

                              ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF
                      THE COMPANY AND THE SELLER

     The Company and the Seller, jointly and severally, represent and warrant to Buyer, except as set forth in the attached
Disclosure Schedules, the following:

     4.1  ORGANIZATION OF SELLER.
THE COMPANY IS A CORPORATION DULY ORGANIZED, VALIDLY EXISTING AND IN GOOD STANDING UNDER THE LAWS OF THE COMMONWEALTH OF VIRGINIA. COPIES OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS, AS CURRENTLY IN EFFECT, ARE ATTACHED AS EXHIBIT F. THE MINUTE BOOKS OF THE COMPANY CONTAIN ACCURATE RECORDS OF ALL MEETINGS AND ACCURATELY REFLECT ALL MATERIAL ACTIONS TAKEN BY THE STOCKHOLDERS AND THE BOARD OF DIRECTORS OF THE COMPANY.

     4.2  AUTHORITY RELATIVE TO THIS AGREEMENT.
THE COMPANY HAS THE CORPORATE POWER AND AUTHORITY TO EXECUTE AND DELIVER THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY. THE SELLER HAS AUTHORITY TO EXECUTE AND DELIVER THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY. THE EXECUTION AND DELIVERY BY THE COMPANY AND THE SELLER OF THIS AGREEMENT, AND THE CONSUMMATION BY EACH OF THE TRANSACTIONS CONTEMPLATED HEREBY, HAVE BEEN DULY AUTHORIZED BY THE COMPANY'S AND SELLER'S RESPECTIVE BOARDS OF DIRECTORS, AND NO OTHER CORPORATE PROCEEDINGS ON THE PART OF THE COMPANY OR THE SELLER ARE NECESSARY WITH RESPECT THERETO. THIS AGREEMENT HAS BEEN DULY EXECUTED AND DELIVERED BY SELLER AND COMPANY. THIS AGREEMENT CONSTITUTES A VALID AND BINDING OBLIGATION OF SELLER AND COMPANY, ENFORCEABLE AGAINST SELLER AND COMPANY IN ACCORDANCE WITH ITS TERMS EXCEPT AS ITS TERMS MAY BE LIMITED BY: (I) BANKRUPTCY, INSOLVENCY OR SIMILAR LAWS AFFECTING CREDITORS' RIGHTS GENERALLY; OR (II) GENERAL PRINCIPLES OF EQUITY, WHETHER CONSIDERED IN A PROCEEDING IN EQUITY OR AT LAW.

     4.3  QUALIFICATION OF THE COMPANY.
THE COMPANY HAS THE CORPORATE POWER AND AUTHORITY TO OWN ALL OF ITS PROPERTIES AND ASSETS AND TO CARRY ON ITS BUSINESS AS NOW BEING CONDUCTED. THE COMPANY IS DULY QUALIFIED AND IN GOOD STANDING TO DO BUSINESS IN EACH JURISDICTION IN WHICH THE PROPERTY OWNED OR LEASED BY IT, OR THE NATURE OF THE BUSINESS CONDUCTED BY IT, MAKES SUCH QUALIFICATION NECESSARY. THE COMPANY HAS NO SUBSIDIARIES, AND THERE ARE NO CORPORATIONS, PARTNERSHIPS OR OTHER ENTITIES IN WHICH THE COMPANY OWNS, OF RECORD OR BENEFICIALLY, ANY DIRECT OR INDIRECT EQUITY OR OTHER INTEREST OR ANY RIGHT TO ACQUIRE THE SAME. THE COMPANY IS NOT A MEMBER OF (NOR IS ANY OF ITS BUSINESS CONDUCTED THROUGH) ANY JOINT VENTURE, PARTNERSHIP OR LIMITED LIABILITY COMPANY.

     4.4  CAPITALIZATION OF THE COMPANY; VALIDITY OF SHARES.


          (i) The authorized capital of the Company consists of eight hundred thousand (800,000) Class A Shares with a par value of one dollar ($1.00) and five hundred thousand (500,000) Class B Shares with a par value of one dollar ($1.00). All of the holders of Class A Shares, and the number of shares owned by them are listed on Exhibits C and D, and Six Nations Inc. is the sole holder of Class B Shares. All of the issued and outstanding shares of capital stock of the Company are validly issued and outstanding, fully paid and nonassessable and either free of preemptive rights or preemptive rights have been validly waived by all parties who may have had such rights. Except as disclosed in the Disclosure Schedules and except for the employee stock options set out in Exhibit E, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Seller or the Company to issue or sell any shares of capital stock of, or other interest in, the Company. Upon delivery to Buyer of certificates duly endorsed by Seller evidencing the Seller's Shares pursuant to this Agreement, Buyer will have good title to the Seller's Shares, free of Encumbrances.

          (ii) There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Common Stock or Options, or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

          (iii) The stock register of the Company accurately records (i) the name and address of each Person owning Shares of capital stock of the Company, and (ii) the certificate number of each certificate evidencing Shares of capital stock issued by the Company, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

          (iv) Upon closing under this Agreement and the Other Purchase Agreements covering all four hundred ninety six thousand six hundred fifty nine (496,659) of the Other Sellers' Shares, and the termination of the Options under the Option Termination Agreements, Buyer will own legally and beneficially, one hundred percent of the Company, and no other Person shall have any options, warrants, securities, capital stock or other rights to any capital stock of the Company.

     4.5  NO VIOLATION.
The execution and delivery by the Company and Seller of this Agreement will not: (i) violate or result in a breach of any provision of the Articles of Incorporation or Bylaws of the Company; (ii) result in a breach, or default, require any consent, or give rise to any right of termination, modification or acceleration or give rise to any Encumbrance under the provisions of any agreement or other instrument or obligation to which Seller or the Company is a party or by which Seller, the Company, the Shares, the Other Sellers' Shares, or any of the Company's assets, properties or businesses may be bound; or (iii) violate any law or Governmental Order applicable to Seller, the Company or the Shares.

     4.6  CONSENTS AND APPROVALS.
There is no requirement applicable to Seller or Company to make any filing with, or obtain the consent or approval of, any Person as a condition to the consummation of the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement by Seller do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority.

     4.7  COMPLIANCE WITH LAWS.
To the knowledge of the Company and Seller, the business of the Company has been operated in compliance in all material respects with all laws and regulations, federal, state or local, domestic or foreign, applicable to its business including, without limitation, those related to (i) antitrust and trade matters,
(ii) civil rights, (iii) zoning and building codes, (iv) public health and safety, (v) worker health and safety and (vi) labor and employment and discrimination in employment.

     4.8  LICENSES AND PERMITS.
The term "Licenses and Permits" as used herein means governmental licenses, permits, approvals and authorizations, whether federal, state and local, domestic or foreign, other than Environmental Permits. The Company has all of the Licenses and Permits required to conduct its business as it is presently being conducted. Schedule 4.8 contains a complete list of all such Licenses and Permits, all of which are in full force and effect. The business of the Company has been operated in compliance with all of the terms and conditions set forth in such Licenses and Permits. No notice of a violation of any such License or Permit has been received by Seller or the Company, or to the knowledge of Seller or Company, recorded or published, and no proceeding is pending or, to the knowledge of Seller or Company, threatened, to revoke any of them. Seller and Company know of no facts which exist with respect to the Company which would allow the revocation of any of the Licenses and Permits of the Company.

     4.9  ENVIRONMENTAL MATTERS.

               (a) The Company has in all material respects operated its business in compliance with all laws and regulations relating to pollution control and environmental contamination and the provisions of its Environmental Permits, except for such violations thereof as do not and cannot reasonably be expected to have an adverse effect on the Company. "Environmental Permits" means governmental permits, approvals and authorizations, which relate to the environment or to public health and safety or worker health and safety, as they may be affected by the environment.

               (b) The Company is not obligated, by itself or jointly with others, to clean up, remedy or otherwise restore to its former condition any building, contaminated surface water, ground water, soil or any natural resource associated therewith.

     4.10 FINANCIAL STATEMENTS.
The Company has previously furnished Buyer with true and complete copies of its reviewed financial statements, including the notes thereto for the years ending December 31, 1996, 1997 and 1998 (the "Company Financial Statements") together with the reports on such statements of the Company's independent public accountants. Such Financial Statements present fairly the financial position of the Company as of such dates and the results of their operations and changes in financial position for such periods and have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis. To the best of the Company's knowledge, the Buyer or its representatives, using the Company's Financial Statements and supporting documentation shall be able to have the Company's Financial Statements audited in accordance with GAAP within sixty
(60) days from the Closing Date.

     4.11 ABSENCE OF CHANGE.
Since December 31, 1998 there has not been:

          (i) any material change, or development involving a prospective change to the Company, including, without limitation, any damage, destruction or loss (whether or not covered by insurance);

          (ii) any obligation or liability (whether absolute, accrued, contingent or otherwise) involving more than Fifty
Thousand Dollars and no/100 ($50,000) incurred by the Company;

          (iii) any general uniform increase in the compensation of the employees or consultants of the Company including, without limitation, those required by law or collective bargaining agreements or undertaking of an obligation to do so in the future;

          (iv) any increase in the compensation payable to any officer or director of the Company;

          (v) any amendment to any employment agreement to which any employee or consultant of the Company is a party;

          (vi) any license, sale, transfer, pledge, mortgage or other disposition of assets of the Company other than in the ordinary course of business consistent with past practice;

          (vii) any deterioration of relations between the Company and its material suppliers or customers;

          (viii) any direct or indirect redemption, purchase or other acquisition of any shares of the capital stock, stock options or other equity interests in the Company or undertaking of an obligation to do so in the future except pursuant to the Stock Option Plan and as contemplated herein and in the Other Purchase Agreements and Option Termination Agreements;

          (ix) any declaration, setting aside or payment of any dividend (whether in cash, capital stock or property) with respect to the Shares, any other shares, or other equity interests in the Company;

          (x) any issuance by the Company of any shares of its capital stock, or any securities or obligations convertible into or exchangeable for, or giving any person the right to acquire from it, any shares of its capital stock except pursuant to the Stock Option Plan;

          (xi) any account receivable owing to the Company since March 31, 1999 (instead of December 31, 1998 as mentioned above) which subsequent thereto (i) has had asserted against it any claim, refusal to pay or right of set-off, (ii) an account debtor has refused or threatened to refuse to pay for any reason or such account debtor, to the knowledge of the Company, has become insolvent or bankrupt or (iii) has been pledged to any third party; or

          (xii) any agreement relating to the borrowing of money or to the mortgaging or pledging of, or otherwise placing an encumbrance on, any asset of the Company.

Since December 31, 1998 the Company has operated its business only in the ordinary and usual course and in a manner consistent with past practices.

     4.12 UNDISCLOSED LIABILITIES.
The Company has not incurred any liabilities or obligations which are not reflected in the Company Financial Statements, other than those incurred subsequent to such date in the ordinary course of business and consistent with past practices of the Company and which do not and would not be reasonably expected to have a material adverse effect. Reserves are reflected on the Company's balance sheet dated March 31, 1999 for all liabilities of the Company in amounts that have been established on a basis consistent with the past practices of the Company and in accordance with GAAP.

     4.13 CURRENT INFORMATION.
Seller has previously delivered to Buyer non-public information relating to the business and affairs of the Company and will continue to furnish similar information until the Closing. At the time of delivery thereof none of such information contained, or will contain, any untrue statement of a material fact or omitted, or will omit, to state a fact necessary in order to make such statements made therein, in light of the circumstances in which they were made, not misleading.

     4.14 TAX MATTERS.
The Company has filed, in a timely manner, all federal, state, local and foreign tax returns, reports and declarations required of it by applicable law and has collected, withheld or deposited, or made provision for the payment of all taxes (including, without limitation, income, sales, use, occupation, property, excise and employment taxes, and interest and penalties thereon) in a timely manner which have or may become due on account of such filings. The federal tax returns for the Company have been filed with the Internal Revenue Service through 1997. The Company has not received any assessment for unpaid taxes, does not know of any reason why any such assessment might be made and has not agreed to any extension of time for the assessment of any taxes. Adequate provisions have been made for the payment of all current taxes.

     4.15 LABOR AND EMPLOYMENT MATTERS.
The Company is not a party to any employment or consulting agreements. There are no controversies, claims or grievances pending or, to the knowledge of Seller, threatened between Seller or the Company and Company Employees, or a labor union representing any of its employees.

     4.16 LITIGATION.
There are no actions, suits, claims, investigations or proceedings pending or, to the knowledge of the Company or Seller, threatened against Seller or the Company, before any court, Governmental Authority or arbitrator, domestic or foreign, that has or can reasonably be expected to have a material adverse effect on the Company or which seek: (i) to prevent, restrict or delay the consummation of the transactions contemplated by this Agreement; or (ii) to limit, in any manner, the right of Buyer to control the business of the Company after the consummation of the transactions contemplated by this Agreement. Furthermore, there are no judgments, orders or decrees of any such court, Governmental Authority or arbitrator, domestic or foreign, that has or can reasonably be expected to have any such effect.

     4.17 TITLE TO PROPERTIES.


               (a) The Company does not have any fee simple interest in real property.

               (b) The Company has good title to all of the personal property, tangible or intangible, owned by it, free and clear of Encumbrances except for the lien securing the Loan described in Section 6.5.

     4.18 LEASES.
Schedule 4.18 sets forth a complete list of each agreement into which the Company has entered, whether as lessor or lessee, which relates to either real or personal property, other than monthly leases of personal property, which may be canceled upon not more than thirty (30) days notice and require the payment of not more than one thousand dollars ($1,000) per month. The leases listed in Schedule 4.18 are referred to herein as "Leases." The Company has complied in all material respects with its obligations under all of the Leases and, to the knowledge of Seller and the Company, no event has occurred or condition exists which constitutes or can reasonably be expected to constitute a breach of the provisions of any Lease by any party thereto. Complete copies of all of the Leases have been delivered to Buyer.

     4.19 MATERIAL CONTRACTS.
Schedule 4.19 sets forth a complete and correct list of each contract, agreement or commitment of the Company, other than
Leases:

          (i) upon which any substantial part of the business of the Company is dependent or which, if breached, could reasonably be expected to have a material adverse effect on the Company;

          (ii) which provides for aggregate future payments by or to the Company of more than fifty thousand dollars ($50,000), except for purchase orders or sales orders arising in the ordinary and usual course of business, in which case they are listed only if any party thereto is obligated to make future payments aggregating more than one hundred thousand dollars ($100,000) in any year;

          (iii) which extends for more than one year from the Closing Date and may not be cancelled by the Company with thirty
(30) or less days notice;

          (iv) which provides for the sale, lease or other transfer, after the date hereof and other than in the ordinary course of business, of any of the assets of the Company except those assets securing the Loan described in Section 6.5;

          (v) which relates to the employment, retirement or termination of the services of any officer or former officer of the Company, except as disclosed on Schedule 4.15; or

          (vi) which contains covenants pursuant to which any Person has agreed not to compete with any business conducted by the Company or not disclose to others information concerning the Company.

Each of the foregoing is referred to in this Agreement as a "Material Contract." Each Material Contract is valid and binding on the parties thereto and is in full force and effect. The Company has complied in all material respects with its obligations under all of the Material Contracts and, to the knowledge of Seller and Company, no event has occurred or condition exists which constitutes or can reasonably be expected to constitute a breach of any such contract by any party thereto. Complete copies of all the Material Contracts have been delivered to Buyer.

     4.20 INTELLECTUAL PROPERTY.
The term "Intellectual Property" as used herein means trade names, trademarks and service marks, patents, patent rights and copyrights, whether domestic or foreign, (as well as applications, registrations or certificates for any of the foregoing), inventions, trade secrets, proprietary processes and formulae, software and other property rights generally considered to be intellectual property other than general know-how. The Company owns, or has the right to use, all of its Intellectual Property. Schedule 4.20 contains a complete and correct list of all such Intellectual Property and any royalties, honoraria, fees or other payments payable by the Company to any Person by reason of the ownership, use, license, sale or disposition of the Intellectual Property. There is no claim pending or, to the knowledge of Seller or the Company, threatened against the Company alleging that its use of any Intellectual Property infringes upon the rights of any Person and no Person is infringing upon the rights of the Company in its Intellectual Property. All letters, patents, registrations and certificates issued by any Governmental Authority relating to the Intellectual Property are valid and subsisting and have been properly maintained. Complete copies of all documents pursuant to which the Company has acquired the right to use its Intellectual Property, or has licensed or otherwise permitted any other Person to use any of such Intellectual Property, have been delivered to Buyer.

     4.21 ACCOUNTS RECEIVABLE.
The Company's accounts receivable, including those acquired by the Company subsequent to the 30th day of April, 1999 but prior to the Closing (and not collected prior to Closing), constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business and will have been collected or be collectible in amounts not less than the aggregate amount thereof (net of reserves established in accordance with prior practice) carried on the books of the Company. Each of such accounts receivable, and those acquired after April 30, 1999 but prior to the Closing, except for the lien securing the Loan, are not the subject of a pledge or assignment, and are free of Encumbrances and has not been placed for collection with any attorney, collection agency or similar individual or firm. Adequate reserves for doubtful accounts have been established on the books of the Company and are reflected on the balance sheet in accordance with GAAP. As of the date hereof, there are no claims, refusals to pay or other rights of set-off against any such accounts receivable, except as specified in the Disclosure Schedules.

     4.22 YEAR 2000.
The Company has taken all action necessary to ensure that it and
all property sold to the Buyer are "Year 2000 Ready."   Year 2000
Ready shall mean that (i) all mission-critical date-affected technology (hardware, software and firmware) used by the Company in its business operations are able to correctly and effectively receive, transmit and process date data from, into and between the twentieth and twenty-first centuries (including but not limited to Year 2000 leap year calculations) and otherwise continue to function properly and unimpaired; and (ii) all mechanical systems which rely upon embedded microchips utilized in the operation of the Company's business will continue to function properly and unimpaired from, into and between the twentieth and twenty-first centuries (including but not limited to Year 2000 leap year calculations). If requested by the Buyer, Seller will provide evidence of such actions to ensure that the Company is Year 2000 Ready.

     4.23 MAINTENANCE OF TANGIBLE PERSONAL PROPERTY.
The tangible personal property which belongs to the Company: (i) has been maintained in good repair in accordance with the usual practices in the United States of businesses which are engaged in activities similar to the business conducted by the Company; (ii) is in good condition, ordinary wear and tear excepted; and (iii) is usable in the ordinary course of the business of the Company as it is presently being conducted.

     4.24 INSURANCE.
Schedule 4.24 sets forth a list of insurance policies maintained by the Company. The Company is not in default in any respect under any provision of any such policy nor has it failed to give notice or present any claim thereunder in a timely manner so as to bar recovery of any valid claim.

     4.25 EMPLOYEE BENEFIT PLANS.
               (a)  Schedule 4.25 lists all of the employee
          benefit plans and programs (except the unfunded deferred compensation plans which are listed in
          Schedule 4.19), including, without limitation, all retirement, savings and other pension plans ("Pension Plans"), all health, severance, insurance, disability and other employee welfare plans ("Welfare Plans") and all incentive, vacation and other similar plans that are maintained by the Company on behalf of the Company Employees.

               (b) As to each of the Pension Plans, the Company has complied, in all material respects, with all applicable laws and regulations in administering such plans, including specifically the provisions of ERISA and the qualification provisions of Section 401 of the Internal Revenue Code. No prohibited transaction, as defined in Section 4975 of the Internal Revenue Code, has occurred with respect to any of the Pension Plans and none of the Pension Plans has incurred any accumulated funding deficiency, as defined in Section 412 of the Internal Revenue Code, whether or not waived. There has not been, with regard to any such plan, any reportable event, as defined in Section 4043(b) of ERISA, that is required to be reported to the PBGC by law or regulation. The fair market value of the assets of each of the Pension Plans equals or exceeds the present value of all benefits accrued under such plan, whether or not vested, based on the actuarial assumptions that would be used by the PBGC if the plan were terminated as of the date of this Agreement and as of the Closing.

               (c) As to each of the Welfare Plans and other employee benefit plans and programs (including without limitation the plans listed on Schedule 4.19), the Company has complied, in all respects, with all applicable laws and regulations in the administration thereof including, without limitation, the provisions of ERISA when applicable.

               (d) The Company has not terminated any Pension Plan or incurred any liability to the PBGC under
          Section 4001, et seq. of ERISA and, to the knowledge of Seller or the Company, no condition exists that could reasonably be expected to cause Buyer to incur any such liability. All premiums payable to the PBGC have been paid when due.

               (e) No compensation or benefit that is or will be payable as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code.

     4.26 INSIDER INTERESTS.
Neither the Seller nor any officer or director: (i) competes with, is involved with or has any direct or indirect interest in any business entity which competes with the business conducted by the Company; (ii) has any agreement of any type with the Company other than being an at will employee of the Company; or (iii) has any interest, direct or indirect, in any property, real or personal, tangible or intangible, including, without limitation, Intellectual Property, used in or pertaining to the business conducted by the Company, except as a stockholder or employee of the Company or as disclosed on Schedule 4.26.

     4.27 CERTAIN PRACTICES.
To the knowledge of Seller and the Company, no stockholder, director, officer, employee or agent of the Company has, directly or indirectly, made or agreed to make, any unlawful or illegal payment, gift or political contribution to, or taken any other unlawful or illegal action, for the benefit of any customer, supplier, governmental employee or other Person who is or may be in a position to assist or hinder the business of the Company.

     4.28 WORK IN PROGRESS.
Schedule 4.28 contains a complete list of all contracts on which the Company is currently working or which have not been completed, the customer for whom the work is being performed, and the amount and basis for payment and the status of the contract and the work being performed thereunder. Except as set forth in the Disclosure Schedules, there is currently no work being performed for which there is either (i) no written agreement signed by the customer, or (ii) no funding available and committed by the customer, in the case of contracts with a Governmental Authority.

     4.29 FULL DISCLOSURE.
None of the representations and warranties of the Company or the Seller made in this Article contains any untrue statement of material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of Seller, no event has occurred or condition exists which can reasonably be expected to have a material effect on the Company.

     4.30 FINDERS.
Company shall be responsible for the fee of twenty five thousand dollars ($25,000) for services of Andrew Gembara for his assistance rendered in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

                              ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller the following:

     5.1  ORGANIZATION; AUTHORITY RELATIVE TO THIS AGREEMENT.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has corporate power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Board of Directors of Buyer and no other corporate proceedings on the part of Buyer are necessary with respect thereto. This Agreement has been duly executed and delivered by Buyer. This Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as its terms may be limited by: (i) bankruptcy, insolvency or similar laws affecting to creditors' rights generally; or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

     5.2  NO CONFLICT.
The execution and delivery by Buyer of this Agreement, the Short-term Notes, the Convertible Notes and the Related Agreements do not, and the consummation of the transactions contemplated hereby and thereby, will not violate or result in a breach of any provision of the Articles of Incorporation or Bylaws of Buyer or violate any law or governmental order applicable to Buyer.

     5.3  CONSENTS AND APPROVALS.
There is no requirement applicable to Buyer to make any filing with, or to obtain the consent or approval of any Person as a condition to the consummation of the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement by Buyer do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority.

     5.4  LITIGATION.
No action, suit, claim, investigation or proceeding is pending or, to the knowledge of Buyer, threatened against Buyer before any court, Governmental Authority or arbitrator, domestic of foreign, which have or can reasonably be expected to have a material adverse effect on the Buyer or which seeks: (i) to prevent, restrict or delay consummation of the transactions contemplated by this Agreement; or (ii) to limit in any manner, the right of Buyer to control the business of the Company after the consummation of the transactions contemplated by this Agreement. Furthermore, there are no judgments, orders or decrees of any such court, Governmental Authority or arbitrator, domestic or foreign, which have or can reasonably be expected to have any such effect.

     5.5  FINDERS.
Buyer shall be responsible for the fee of twenty five thousand dollars ($25,000) for services of Vaughn Forrest for his assistance rendered in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

     5.6  BUYER'S INTENTIONS.
The Buyer was not organized for the specific purpose of acquiring the Shares. The Buyer has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company's stage of development to enable Buyer to be able to evaluate the risks and merits of its purchase of the Seller's Shares and the Other Sellers' Shares. The Buyer has had an opportunity to discuss the Company's business, management and financial affairs with the Company's management and is purchasing the Shares for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof.

                              ARTICLE VI

                         ADDITIONAL COVENANTS

     6.1  EXPENSES.
Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such costs and expenses.

     6.2  PUBLIC ANNOUNCEMENTS.
The parties to this Agreement will consult with one another before issuing any press releases or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby and will not issue any such press release or make any such public statement without the consent of the other unless such action is specifically required by law.

     6.3  FURTHER ASSURANCES.
Seller, Company and Buyer, as the case may be, will use reasonable efforts to implement the provisions of this Agreement and for such purpose, at the request and expense of Buyer, Seller and Company, as the case may be, will, at or after the Closing, without further consideration, promptly execute and deliver, or cause to be executed and delivered, such additional documents as may be necessary to implement any provision of this Agreement and the Related Agreements.

     6.4  BOARD OF DIRECTORS.
Buyer shall vote in favor of the appointment of Howard C. Whetzel as a member of the Board of Directors of the Company.

     6.5  F&M BANK.
Buyer shall ensure that the credit line of up to eight-hundred thousand dollars ($800,000) from F&M Bank -- Northern Virginia, Loan Number 1132667872 ("Loan") for the Company's operating expenses is satisfied within thirty (30) days of Closing.

                             ARTICLE VII

                    EMPLOYEES AND EMPLOYEE MATTERS

     7.1  COMPANY EMPLOYEES.
Seller has delivered to Buyer a list of all of the employees of the Company ("Company Employees"), and a listing of the salaries, bonuses, or other compensation currently paid to each.

                             ARTICLE VIII

                  CONDITIONS TO OBLIGATIONS OF BUYER

     The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject, to the extent not waived, to the following conditions.

     8.1  REPRESENTATIONS AND WARRANTIES.
Except for changes expressly contemplated by this Agreement, each of the representations and warranties of Company and of Seller contained in this Agreement, which representations and warranties include the information in the schedules corresponding thereto, shall be true and correct in all material respects as of the date of Closing and Seller and Company shall have delivered to Buyer a certificate to that effect signed by Seller as a stockholder of the Company and a certificate to that effect signed by an officer of the Company.

     8.2  PERFORMANCE OF THIS AGREEMENT.
Seller shall have, and the Company shall have, performed in all material respects all of its obligations to be performed before or at Closing under this Agreement and shall have delivered to Buyer a certificate to that effect signed by Seller and the Chairman or President of the Company.

     8.3  CORPORATE AUTHORIZATION.
All corporate action required to be taken by the Company in connection with the transactions contemplated hereby shall have been taken, all documents incident thereto shall be reasonably satisfactory in substance and form to Buyer and Buyer shall have received such originals or copies of such documents as it may reasonably request.

     8.4  CONSENTS AND APPROVALS.
The consents and approvals of all Persons which Seller is required to obtain in order to be able to transfer the Shares to Buyer shall have been obtained.

     8.5  INJUNCTION, LITIGATION, ETC.
No order of any court or governmental agency shall be in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement or which would limit or affect the ability of Buyer to own and control a portion of the Company, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any such court or governmental agency seeking to prohibit or delay or challenging the validity of the transactions contemplated by this Agreement.

     8.6  LEGISLATION.
No statute, rule or regulation shall have been proposed or enacted which prohibits or might prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement.

     8.7  ESTOPPEL CERTIFICATES, ETC.
Seller shall have obtained and delivered to Buyer executed estoppel certificates satisfactory in form and substance to Buyer, and such other information with respect to the Leases as Buyer may reasonably request.

     8.8  RESIGNATION.
All directors, officers and board members of the Company shall have submitted their resignations from such positions with the Company as of the Closing Date.

     8.9  OPINION OF COUNSEL FOR SELLER.
Buyer shall have received an opinion from Holland and Knight, LLP, counsel for Seller, in substantially the form attached hereto as Schedule 8.9.

     8.10 RELATED AGREEMENTS.
All Other Sellers shall have entered into Other Purchase
Agreements in the form of attached Schedule 8.10 with the Buyer, and the holders of all Options shall have entered into Option
Termination Agreements with the Company in the form of attached
Schedule 3.1A.

                              ARTICLE IX

                     CONDITIONS TO OBLIGATIONS OF
                          SELLER AND COMPANY

     The obligation of Seller and Company to consummate the transactions contemplated by this Agreement shall be subject, to the extent not waived, to the satisfaction of each of the following conditions.

     9.1  REPRESENTATIONS AND WARRANTIES.
Except for changes expressly contemplated by this Agreement, each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of Closing, and Buyer shall have delivered to Seller a certificate to that effect signed by its Chairman or President.

     9.2  PERFORMANCE OF THIS AGREEMENT.
Buyer shall have performed in all material respects with all of its obligations under this Agreement and shall have delivered to Seller a certificate to that effect signed by its Chairman or President.

     9.3  CORPORATE AUTHORIZATION.
All corporate action required to be taken by Buyer in connection with the transactions contemplated in this Agreement shall have been taken, all documents incident thereto shall be reasonably satisfactory in substance and form to Seller, and Seller shall have received all such originals or copies of such documents as it may reasonably request.

     9.4  INJUNCTION, LITIGATION, ETC.
No order of any court or governmental agency shall be in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any such court or governmental agency seeking to prohibit or delay or challenging the validity of any of the transactions contemplated by this Agreement.

     9.5  LEGISLATION.
No statute, rule or regulation shall have been proposed or enacted which prohibits or might prohibit, restrict or delay the consummation of the transactions contemplated hereby.

     9.6  OPINION OF COUNSEL FOR BUYER.
Seller shall have received an opinion from McGuire, Woods, Battle
& Boothe, LLP, Counsel for Buyer, in substantially the form attached hereto as Schedule 9.6.

                              ARTICLE X

                               CLOSING

     10.1 TIME AND PLACE OF CLOSING.
The Closing shall take place at the offices of McGuire, Woods, Battle & Boothe LLP located at 8280 Greensboro Drive, Suite 900,
McLean, Virginia, at 4:00 p.m. local time on Wednesday the 12th day of May 1999 ("Closing Date").

     10.2 DELIVERIES BY SELLER.
At Closing, Seller shall deliver to Buyer the following:

          (i) the certificates representing the Seller's Shares duly endorsed or with stock powers attached thereto duly signed;

          (ii) the certificates required by Sections 8.1 and 8.2.

          (iii)  copies of the consents required by Section 8.4;

          (iv) the Opinion of Counsel required by Section 8.9; and

          (v)  such additional documents as Buyer may reasonably request.

     10.3 DELIVERIES BY BUYER.
At the Closing Buyer shall deliver to Seller the following:

          (i)  the Purchase Price in cash, Short-term Notes and
Convertible Notes;

          (ii) the certificates required by Sections 9.1 and 9.2;

          (iii)     evidence that the corporate action described in
Section 9.3 has been taken;

          (iv) the Opinion of Counsel required by Section 9.6; and

          (v)  such additional documents as Seller may reasonably request.

     10.4 DELIVERIES BY COMPANY.
At the Closing Company shall deliver to Buyer the following:

          (i)  the certificates required by Sections 8.1 and 8.2;

          (ii) evidence that the corporate action described in
Section 8.3 has been taken;

          (iii)     the estoppel certificates required by Section 8.7;

          (iv) a certificate from the Virginia State Corporation Commission confirming the Company's good standing in Virginia, and a certificate from the appropriate authority in each other jurisdiction in which the Company is qualified to do business, of the Company's good standing in that jurisdiction, all as of a reasonably recent date.

                              ARTICLE XI

                           INDEMNIFICATION

     11.1 INDEMNIFICATION BY SELLER.
Subject to the limitations contained in this Article, Seller will indemnify and hold Buyer harmless from any damage, loss, liability or expense including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees arising out of:

          (i) any breach of a representation and warranty made by Seller in this Agreement;

          (ii) the breach of any agreement of Seller contained in this Agreement; or

          (iii) any undisclosed liability or obligation of the Company, whether civil or criminal in nature arising out of actions that occurred prior to the Closing Date.

     11.2 INDEMNIFICATION BY BUYER.
Subject to the limitations contained in this Article, Buyer will indemnify and hold Seller harmless from any damage, loss, liability or expense including without limitation, reasonable expenses of investigation and reasonable attorneys' fees arising out of:

          (i) any breach of a representation and warranty made by Buyer in this Agreement;

          (ii) the breach of any agreement of Buyer contained in this Agreement; or

          (iii) any debt, liability or obligation of the Company arising from any act or omission of the Company or Buyer after the Closing.

     11.3 SELLER'S OBLIGATIONS FOR THIRD PARTY CLAIMS.
  The obligation of Seller to indemnify Buyer under the provisions of this Article with respect to claims resulting from the assertion of liability by Persons not parties to this Agreement (including governmental claims for penalties, fines and assessments) shall be subject to the following terms and conditions:

               (i) Buyer shall give prompt written notice to Seller of any assertion of liability by a third party which might give rise to a claim for indemnification based on the foregoing provisions of this Article, which notice shall state the nature and basis of the assertion and the amount thereof, to the extent known, provided, however, that no delay on the part of Buyer in giving notice shall relieve Seller of any obligation to indemnify unless (and then solely to the extent that) Seller is prejudiced by such delay.

               (ii) If any action, suit or proceeding (a "Legal Action") is brought against Buyer with respect to which Seller may have liability under the foregoing provisions of this Article, the Legal Action shall be defended by Seller and such defense shall include all proceedings for appeal or review which counsel for Buyer shall deem appropriate.

               (iii) Notwithstanding the provisions of the previous subsection of this Agreement, until Seller shall have assumed the defense of any such Legal Action, the defense shall be handled by Buyer. Furthermore, (A) if Seller fails to provide Buyer with evidence acceptable to Buyer that Seller has sufficient financial resources to defend and fulfill its indemnification obligation with respect to the Legal Action; or (B) if the Legal Action involves other than money damages and seeks injunctive or other equitable relief; Seller shall not be entitled to assume the defense of the Legal Action and the defense shall be handled by Buyer. If the defense of the Legal Action is handled by Buyer under the provisions of this subsection, Seller shall pay all legal and other expenses reasonably incurred by Buyer in conducting such defense.

               (iv) In any Legal Action initiated by a third party and defended by the indemnifying party (A) the indemnified party shall have the right to be represented by advisory counsel and accountants, at its own expense, (B) the indemnifying party shall keep the indemnified party fully informed as to the status of such Legal Action at all stages thereof, whether or not the indemnified party is represented by its own counsel, (C) the indemnifying party shall make available to the indemnified party, and its attorneys, accountants and other representatives, all books and records of the indemnifying party relating to such Legal Action and (D) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action.

               (v) In any Legal Action initiated by a third party and defended by the indemnifying party, the indemnifying party shall not make any settlement of any claim without the written consent of the indemnified party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against the indemnified party or its assets, employees or business, or relief which the indemnified party reasonably believes could establish a custom or precedent which will be materially adverse to the best interests of its continuing business.

     11.4 BUYER'S OBLIGATIONS FOR THIRD PARTY CLAIMS.
  The obligation of Buyer to indemnify Seller under the provisions of this Article with respect to claims resulting from the assertion of liability by Persons not parties to this Agreement (including governmental claims for penalties, fines and assessments) shall be subject to the following terms and conditions:

               (i) Seller shall give prompt written notice to Buyer of any assertion of liability by a third party which might give rise to a claim for indemnification based on the foregoing provisions of this Article, which notice shall state the nature and basis of the assertion and the amount thereof, to the extent known, provided, however, that no delay on the part of Seller in giving notice shall relieve Buyer of any obligation to indemnify unless (and then solely to the extent that) Buyer is prejudiced by such delay.

               (ii) If any Legal Action is brought against Seller with respect to which Buyer may have liability under the foregoing provisions of this Article, the Legal Action shall be defended by Buyer and such defense shall include all proceedings for appeal or review which counsel for Seller shall deem appropriate.

               (iii) Notwithstanding the provisions of the previous subsection of this Agreement, until Buyer shall have assumed the defense of any such Legal Action, the defense shall be handled by Seller. Furthermore, (A) if Buyer fails to provide Seller with evidence acceptable to Seller that Buyer has sufficient financial resources to defend and fulfill its indemnification obligation with respect to the Legal Action; or (B) if the Legal Action involves other than money damages and seeks injunctive or other equitable relief; Buyer shall not be entitled to assume the defense of the Legal Action and the defense shall be handled by Seller. If the defense of the Legal Action is handled by Seller under the provisions of this subsection, Buyer shall pay all legal and other expenses reasonably incurred by Seller in conducting such defense.

               (iv) In any Legal Action initiated by a third party and defended by the indemnifying party (A) the indemnified party shall have the right to be represented by advisory counsel and accountants, at its own expense, (B) the indemnifying party shall keep the indemnified party fully informed as to the status of such Legal Action at all stages thereof, whether or not the indemnified party is represented by its own counsel, (C) the indemnifying party shall make available to the indemnified party, and its attorneys, accountants and other representatives, all books and records of the indemnifying party relating to such Legal Action and (D) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action.

               (v) In any Legal Action initiated by a third party and defended by the indemnifying party, the indemnifying party shall not make any settlement of any claim without the written consent of the indemnified party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against the indemnified party or its assets, employees or business, or relief which the indemnified party reasonably believes could establish a custom or precedent which will be materially adverse to the best interests of its continuing business.

     11.5 LIMITATIONS ON INDEMNIFICATION.


          (i) Neither the Seller nor the Buyer shall have any obligation to indemnify the other under this Article unless and until the aggregate amount of its liability exceeds fifty thousand dollars ($50,000), and thereafter the indemnified party shall be entitled to indemnification thereunder only for the aggregate amount of such liability in excess of fifty thousand dollars ($50,000).

          (ii) All damages to which the indemnified party may be entitled pursuant to the provisions of this Article shall be net of any insurance coverage in which the indemnified party receives the benefits with respect thereto.

          (iii) The indemnification obligations of the Seller or Buyer under Article XI shall terminate three (3) years from the Closing Date, except with respect to any claims for indemnification as to which the indemnified party shall have given the indemnifying party written notice setting forth its claim with reasonable specificity (in contradistinction to generalized allegations) as to the nature thereof on or prior to three (3) years from the Closing Date.

          (iv) Notwithstanding any other provision of the Agreement, Seller's liability under this Article XI shall not exceed one million dollars ($1,000,000) in the aggregate.

          (v) Notwithstanding any other provision of the Agreement, Buyer's liability under this Article XI shall not exceed one million dollars ($1,000,000) in the aggregate.

     11.6 SURVIVAL; INVESTIGATION.
  The representations and warranties of Seller contained in this Agreement shall survive any investigation by Buyer and shall not terminate until the third (3rd) anniversary of the Closing (the "Survival Date") at which time they shall lapse. Notwithstanding the provisions of the preceding sentence, any representation or warranty in respect of which indemnification may be sought under Sections 11.1 and 11.2 shall survive the Survival Date if written notice, given in good faith, of the specific breach thereof is given to Seller prior to the Survival Date, whether or not liability has actually been incurred.

                             ARTICLE XII

                          GENERAL PROVISIONS

     12.1 NOTICES.
All notices and other communications given hereunder shall be in writing. Notices shall be effective when delivered, if delivered personally. Otherwise, they shall be effective when sent to the parties at the addresses or numbers listed below, as follows: (i) on the business day delivered (or the next business day following delivery if not delivered on a business day) if sent by a local or long distance courier, prepaid telegram, telefax or other facsimile means; or (ii) three days after mailing if mailed by registered or certified U.S. mail, postage prepaid and return receipt requested.

          If to Seller to:

               SIX NATIONS, INC.
               C/O Howard C. Whetzel
               5521 Newhall Court
               Centreville, VA  22020
               Telefax No.: (703) 815-4407

               With a copy to:

               HOLLAND & KNIGHT, LLP
               2100 Pennsylvania N.W., Suite 400
               Washington, D.C.  20037
               Attention:  David Metzger, Esquire
               Telefax No.:  (202) 955-5564

          If to Company to:

               AVENUE TECHNOLOGIES, INC.
               5904 Richmond Highway, Suite 300
               Alexandria, VA  22303
               Attention:  Chairman of the Board and President
               Telefax No.:  (703) 329-8187

          If to Buyer to:

               HADRON, INC.
               7611 Little River Turnpike
               Suite 404 West
               Annandale, VA  22003
               Attention:  Executive Vice President and
               Corporate Secretary, S. Amber Gordon
               Telefax No.:  (703) 642-9409

               With a copy to:

               MCGUIRE, WOODS, BATTLE, & BOOTHE, LLP
               8280 Greensboro Drive, Suite 900
               McLean, Virginia 22102
               Attention: Jocelyn West Brittin, Esquire
               Telefax No.:  (703) 712-5050

Any Person may change the address or number to which notices are to be delivered to him, her or it by giving the other Persons named above notice of the change in the manner set forth above.

     12.2 GOVERNING LAW.
This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Virginia without regard to its choice of law rules.

     12.3 SCHEDULES.
The information contained in any schedule or exhibit which is referred to in any section of this Agreement shall be deemed to have been disclosed in connection with, and to be incorporated into, that particular section only, and shall not be deemed a part of any other section.

     12.4 HEADINGS.
The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of the Agreement.

     12.5 COUNTERPARTS.
This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     12.6 MISCELLANEOUS.
This Agreement: (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof; (ii) is not intended to and shall not confer upon any Person, other than the parties hereto, any rights or remedies; and (iii) shall not be assigned by operation of law or otherwise, except that Buyer may assign its rights hereunder to another of its Subsidiaries without the consent of the Seller or Company.

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed and their corporate seals to be hereto affixed and attested by their duly authorized officers.

                         SELLER:
                         SIX NATIONS, INC.

                         /S/ HOWARD C. WHETZEL
                         ----------------------
                         By:  Howard C. Whetzel
                         Title:  President

                         BUYER:
                         HADRON, INC.

                         /S/ C.W. GILLULY
                         ---------------------------
                         By:  C.W. Gilluly
                         Title:  Chairman and Chief Executive Officer


                         COMPANY:
                         AVENUE TECHNOLOGIES, INC.


                         /S/ HOWARD C. WHETZEL
                         ----------------------------
                         By:  Howard C. Whetzel
                         Title:  Chairman of the Board and President